Exhibit 23(b)

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors

LCNB Corp. and subsidiaries

Lebanon, Ohio

We consent to the incorporation by reference in this registration statement on Form S-8 of LCNB Corp. of our report dated January 24, 2003 relating to the consolidated balance sheets for LCNB Corp. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002.  We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ J.D. Cloud & Co. L.L.P.

Certified Public Accountants

Cincinnati, Ohio

March 13, 2003